Exhibit 10.2

PEPCO HOLDINGS, INC.

RESTRICTED STOCK AWARD AGREEMENT

(Performance-Based/162(m))

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made this      day of             , 20     (the “Date of Grant”), by and between Pepco Holdings, Inc. (the “Company”), and             , an employee of the Company (the “Participant”).

WHEREAS, by action taken on             , 20    , the Committee approved a grant to the Participant, subject to the continued employment of the Participant through the Date of Grant, of an award (the “Award”) of              shares (the “Target Shares”) of performance-based Restricted Stock, pursuant to the Pepco Holdings, Inc. 2012 Long-Term Incentive Plan, as it may be amended, amended and restated and/or restated from time to time (the “Plan”).

WHEREAS, the Company desires to enter into an agreement with the Participant on the terms and conditions hereinafter set forth, evidencing the grant to the Participant of the Award approved by the Committee.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the Company and Participant agree as follows:

1. Restricted Stock Award.

(a)	The Company hereby grants to the Participant the Award consisting of the Target Shares.

(b)	The shares of Restricted Stock that may be received under this Award are subject to the terms and conditions set forth herein, including the performance-based vesting requirements set forth on Schedule A attached hereto, and in the Plan. The performance period begins on and ends on (the “Performance Period”), as described in more detail on Schedule A attached hereto. The performance objectives and related business criteria with respect to the Performance Period (collectively, the “Performance Goals”) and other relevant information related to this Award are set forth on Schedule A attached hereto.

(c)	The restriction period of this Award (the “Restriction Period”) shall begin on the Date of Grant and end on the date that the Committee determines that the Performance Goals have been satisfied as provided on Schedule A.

(d)	The Committee has determined that this Award (to the extent vested) is intended to be “performance-based compensation” as defined in Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended, including the Treasury Regulations promulgated thereunder (the “Code”).

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2. Vesting.

(a)	Subject to compliance with Section 12 hereof, the restrictions on the shares of Restricted Stock subject to this Award shall remain in effect through the end of the Restriction Period and shall lapse (i) only to the extent that the Performance Goals are satisfied as provided on Schedule A, and (ii) except as otherwise provided in Section 2(c) hereof, if the Participant remains continuously employed by the Company or a Subsidiary until the end of the Performance Period.

(b)	Except as otherwise provided by Section 2(c) hereof, if the employment of the Participant by the Company or any Subsidiary terminates prior to the end of the Performance Period, this Award and the Target Shares shall be immediately forfeited in their entirety.

(c)	Upon (i) the Disability or death of the Participant during the Performance Period and prior to any termination of Participant’s employment with the Company or any Subsidiary, or (ii) the Retirement (as defined below) of the Participant during the Performance Period, the number of unvested Target Shares shall be reduced by multiplying such number of Target Shares by a fraction, (A) the numerator of which shall be the number of days in the Performance Period that have elapsed as of the day immediately prior to such Retirement, Disability or death, and (B) the denominator of which shall be 365. The balance of the unvested Target shares of Restricted Stock evidenced by this Agreement shall be immediately forfeited by the Participant without compensation or other consideration. For purposes of this Agreement, the term “Retirement” shall mean separating from service with the Company or any Subsidiary on or after attaining age fifty-five (55) and achieving at least ten (10) years of continuous employment with the Company or any Subsidiary.

3. Rights as Stockholder. The Participant, as the owner of record of the Target Shares, is entitled to all the rights of a stockholder of the Company, including the right to vote and the right to receive dividends payable either in stock or in cash, subject, however, to the restrictions stated in this Agreement and referred to in the legend described in Section 5 below that appears on any certificate representing Stock issued under this Agreement. If the Participant would otherwise receive any cash dividends in respect of shares of Restricted Stock covered under this Agreement, such dividends shall be immediately reinvested in shares of Restricted Stock based upon the Fair Market Value of such Restricted Stock on the date of payment of the dividend. If the Participant receives any additional Stock by reason of being the holder of shares of Restricted Stock under this Award (including as a result of reinvestment of cash dividends), all such additional Stock shall be Restricted Stock subject to the provisions of this Agreement (including vesting conditions) and any certificates evidencing ownership of the additional shares of Restricted Stock, if any, shall bear the legend described in Section 5 below.

4. Restrictions on Transferability of Award or Stock. Neither this Award nor any Stock covered hereby (including any additional Restricted Stock described in Section 3 hereof) may be sold, exchanged, transferred, pledged, hypothecated, assigned, alienated or otherwise disposed (each, a “Disposition”), and shall not be subject to attachment or other legal process except (i) to the extent specifically mandated and directed by applicable state or Federal statute, (ii) as provided in Section 8 hereof with respect to withholding of applicable taxes, (iii) to the extent that the restrictions have lapsed in accordance with Section 2 hereof, or (iv) pursuant to a Permitted Transfer. Any Disposition or attempted Disposition of this Award or the Stock (or any interest herein) in violation of this Section 4 shall be null and void and the Company shall have the right to disregard such Disposition on its books and records.

5. Escrow; Restrictive Legends. Following the execution of this Agreement, the Company shall cause the Target Shares to be represented by a certificate issued in the name of the Participant. The Company shall retain possession of any and all certificates representing the Target Shares or any additional shares of Restricted Stock described in Section 3 hereof, and shall place all shares of Restricted Stock covered by this Award in escrow until such shares become transferable as provided in Section 4 hereof. However, to the extent that the Company issues certificates representing the shares of Restricted Stock before such shares are transferable, such certificates shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

THE DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS, CONDITIONS AND RESTRICTIONS ON TRANSFER (INCLUDING FORFEITURE) SET FORTH IN A RESTRICTED STOCK AWARD AGREEMENT DATED AS OF             , 20    , BETWEEN PEPCO HOLDINGS, INC. AND THE HOLDER OF RECORD OF THIS CERTIFICATE. NO SALE, EXCHANGE, TRANSFER, PLEDGE, HYPOTHECATION, ASSIGNMENT, ALIENATION OR OTHER DISPOSITION OF SUCH SECURITIES SHALL BE VALID OR EFFECTIVE (AND ANY PURPORTED OR ATTEMPTED DISPOSITION SHALL BE NULL AND VOID) EXCEPT UPON FULFILLING ALL OF THE TERMS AND CONDITIONS OF SUCH AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE TO THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE CORPORATE SECRETARY OF PEPCO HOLDINGS, INC.

6. Terms and Conditions. The terms and conditions included in the Plan are incorporated herein by reference, and to the extent that any conflict or ambiguity may exist between the terms and conditions included in this Agreement and the terms and conditions included in the Plan, the terms and conditions included in the Plan shall control. By execution of this Agreement, the Participant acknowledges receipt of a copy of the Plan and further agrees to be bound thereby and by the actions of the Committee and/or the Board pursuant to the Plan.

7. No Employment Right; Tenure. This Agreement shall not constitute a contract of employment between the Company or any Subsidiary and the Participant. The Participant’s right, if any, to serve the Company as a director, officer, employee or otherwise shall not be enlarged or otherwise affected by this Agreement or his or her designation as a Participant under the Plan.

8. Tax Withholding. The Participant acknowledges this Award may give rise to a tax liability and a withholding obligation associated therewith. The Company or a Subsidiary may withhold up to, but no more than, the minimum applicable statutory federal, state and/or local taxes (collectively, “Tax Withholding Requirements”) by the withholding or retention of Stock by the Company or a Subsidiary from another award or payment made on the date this Award first becomes taxable.

9. Section 83(b) Election. The Participant understands that it may be beneficial in certain circumstances to elect to be taxed at the time the Award is granted rather than when and as the restrictions lapse by filing an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, within 30 days from the Date of Grant. Such an election must be filed with the Internal Revenue Service office with which the Participant files his annual income tax return and should be made by registered or certified mail, return receipt requested. A copy of any such election must be furnished to the Company promptly after it is filed and included with the Participant’s income tax return. A form for making such an election has been provided to the Participant.

10. Securities Law Compliance. The Participant agrees that any resale of Stock covered by the Award shall comply in all respects with the requirements of all applicable securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the respective rules and regulations promulgated thereunder) and any other law, rule or regulation applicable thereto, as such laws, rules, and regulations may be amended from time to time. The Company shall not be obligated to permit the resale of any Stock if such resale would violate any such requirements.

11. Other Plans and Agreements. Any gain realized by the Participant pursuant to this Agreement shall not be taken into account as compensation in the determination of the Participant’s benefits under any pension, savings, group insurance, or other benefit plan maintained by the Company or a Subsidiary, except as determined by the board of directors of such company or as expressly provided under the terms of such other plan. The Participant acknowledges that receipt of this Agreement shall not entitle the Participant to any other benefits under the Plan or any plans maintained by the Company or a Subsidiary.

12. Section 162(m) Compliance. Notwithstanding anything in this Agreement to the contrary but in addition to the provisions contained in the Plan and in this Agreement with respect to the payment of compensation intended to comply with Section 162(m):

(a)	In no event shall this Award vest in whole or in part unless the Committee has certified in writing that the Performance Goals hereunder shall have been satisfied, and the Retirement, Disability or death of the Participant shall serve only to reduce the number of shares of Restricted Stock that may vest if and when such Performance Goals are satisfied.

(b)	No adjustment that is otherwise permitted under this Agreement shall be made to this Award in whole or in part if such adjustment would prevent the Award (or any other Award, whether to the Participant or any other participant) from satisfying the requirements for “performance-based compensation” of Section 162(m).

13. Committee Authority. The Committee shall have complete discretion in the exercise of its rights, powers, and duties under this Agreement and the Plan. Any interpretation or construction of any provision of, and the determination of any question arising under, this Agreement shall be made by the Committee in its sole discretion and shall be final, conclusive, and binding. The Committee may designate any individual or individuals to perform any of its functions hereunder.

14. Changes in Capitalization. The shares of Restricted Stock under this Award shall be subject to the provisions of the Plan relating to adjustments for changes to the Company’s capitalization. The Award shall not affect the right of the Company or any Subsidiary to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup or otherwise reorganize.

15. Section 409A. This Agreement shall be interpreted to ensure, to the fullest extent possible, that the payments contemplated hereby do not result in adverse tax consequences under Section 409A of the Code.

16. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

17. Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the Company and its successors and assigns, and the Participant and his or her heirs, administrators, executors, other legal representatives and permitted assigns, whether so expressed or not.

18. No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right under this Agreement constitute a continuing waiver of the same or a waiver of any other right hereunder.

19. Further Assurances. The Participant hereby agrees to take whatever additional action and execute and deliver all agreements, instruments and other documents the Company may deem necessary or advisable to carry out or effect any of the obligations or restrictions imposed on the Participant or the Award pursuant to the express provisions of the Agreement and/or the Plan.

20. Definition of Terms. Capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to them under the Plan.

21. Entire Agreement. This Agreement and the Plan constitute the entire understanding and agreement between the parties hereto with regard to the subject matter hereof, and they supersede all other negotiations, understandings and representations (if any) made by and between such parties.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers, under its corporate seal, and the Participant has hereunder set his hand and seal, all as of the Date of Grant.

ATTEST:	PEPCO HOLDINGS, INC.

By:	By:
Name:	Name:
Title:	Title:

PARTICIPANT:

Schedule A

Performance Goals and Related Information